EXHIBIT 99.1


(LOGO)


Contact:      Niagara Corporation
              Michael Scharf, CEO
              (212) 317-1000

                          FOR IMMEDIATE RELEASE


NIAGARA CORPORATION
CALLS WARRANTS
FOR REDEMPTION


     New York, October 31, 1997 - Niagara Corporation (NASDAQ:NIAG) announced today that it has called for redemption all of its 6,050,000 Redeemable Common Stock Purchase Warrants. Niagara's Board of Directors has fixed December 9, 1997 as the date on which it will redeem all remaining and unexercised Warrants at $.01 per Warrant.

     A Notice of Redemption is being sent to all registered Warrantholders who will have until 5 P.M. on December 9, 1997 to exercise their Warrants. Any Warrants not exercised by that time will be redeemed for the redemption price. Each of the Warrants entitles the holder to purchase one share of Niagara Common Stock at an exercise price of $5.50. If all Warrants are exercised, Niagara will receive approximatley $33.3 million in gross proceeds and total shares outstanding will increase to approximately 10 million.

     Under the terms of the Warrants, the Company may redeem the Warrants if the last sale price of Niagara's Common Stock has been at least $10.00 per share for 20 consecutive trading days. This condition was satisfied during the period October 1 through October 28, 1997.

     Niagara is the largest independent cold finished bar producer in the United States with facilities in Buffalo, New York; Chattanooga,
Tennessee; Hammond and Griffith Indiana; and Midlothian, Texas.